CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement of Empire Banc Corporation on Form S-8 for the Empire Banc Corporation Directors' Deferred Compensation Plan, of our report dated January 23, 1997 on the consolidated financial statements of Empire Banc Corporation, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in the 1996 Annual Report on Form 10-K of Empire Banc Corporation.







/s/ Crowe, Chizek and Company LLP
_____________________________________
CROWE, CHIZEK AND COMPANY LLP


Grand Rapids, Michigan
September 18, 1997